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NEOSTEM, INC.
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September 2012
Dear NeoStem Shareholders,
The past year and a half has been a truly transformational time for NeoStem, Inc. We are emerging as a technology and market leader in the fast developing cell therapy market. Our multifaceted business strategy combines a state-of-the-art contract development and manufacturing organization (CDMO) with a medically important cell therapy product development program, enabling near and long-term revenue growth opportunities. Our service business and pipeline of proprietary cell therapy products work in concert, giving NeoStem a competitive advantage that we believe is unique to the biotechnology and pharmaceutical industries. Supported by an experienced scientific and business management team and a dynamic patent and patent pending (IP) portfolio, we believe NeoStem is well positioned to succeed.

We would like to take a moment to update you on some of our more significant recent developments and to report to you on important near term catalysts being pursued:

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Cell Therapy Focus -- In order to focus our efforts in cell therapy, we are exiting the generic pharmaceutical business. A definitive agreement to divest the Company's 51% ownership interest in Suzhou Erye Pharmaceutical Co. Limited was signed on June 18th. The divestiture will bolster NeoStem's cash position through the receipt of the cash purchase price of $12,280,000, eliminate $35 million in short-term and long-term debt obligations and allow us to hone our focus on cell therapies. Of note, as of September 6, 2012, the entire cash purchase price has been paid to us or deposited into an escrow account. The transaction is expected to close in the 4th quarter, subject to the satisfaction of various closing conditions, including China regulatory approvals.

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Value and Liquidity -- The sale of Erye will also return approximately 1,040,000 shares of the Company's Common Stock and cancels 1,170,000 Common Stock options and 640,000 Common Stock warrants. Additionally, between July 16th and August 14th, 2012, 730,250 Class A public warrants expired. Liquidity in NeoStem shares continues to rise with a three month daily trading average of 1.2 million shares, which is leading most other NYSE MKT listed stem cell companies and, we believe, is an indicator of growing investor interest in our mission and accomplishments. The Company is asking shareholders at the 2012 Annual Meeting of Shareholders to approve an amendment to the Company's certificate of incorporation (in the event it is deemed by the Board of Directors to be advisable) to effect a reverse stock split which continues to provide the Company the flexibility it has had (but not utilized) for the past two years. Additionally, should the right opportunity present itself, in order to maintain flexibility and pursue our growth plans, we recently filed a “shelf” registration statement on Form S-3 with the Securities and Exchange Commission for $150 million of securities.

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Progress - A key mission for NeoStem is to introduce the first cardiovascular cell therapy product to treat the aftermath of an acute myocardial infarction (AMI). In January 2012, our AMI therapeutic product development team achieved its forecasted goal of enrolling the first patient in the PreSERVE Phase 2 clinical trial. We continue to open new clinical sites and expect to achieve full enrollment in 2013 with six months initial data read out near the end of 2013. In anticipation of future studies, we have positioned strategically our IP with the goal of covering broad indications beyond AMI, giving the Company strong positions in both the cardiovascular and non-cardiovascular cell therapy markets.

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Growth - Our Progenitor Cell Therapy (PCT) CDMO service business continues to grow and has added new clients in later stage clinical trials, setting the stage for expansion into larger and substantially more lucrative commercial manufacturing contracts. Each new client and business development opportunity affirms our belief that we have a unique technology platform capable of supporting both our internal development as well as the global cell therapy market. Great science and technology innovation comes from people who are committed and dedicated to their crafts. I am proud to say, and our results demonstrate, that the NeoStem team's expertise, quality and work ethic is unsurpassed in the cell therapy industry and we look forward to bringing this expertise to bear on the European market as we seek to expand our CDMO services to that region.

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New Leaders - In June 2012, Martin Schmieg joined the NeoStem leadership team as Vice President, Corporate Development. Martin's focus is to ensure that we capitalize on strategic opportunities that support NeoStem's mission of leading the cell therapy industry and creating maximum shareholder value. Martin brings to NeoStem his expertise in business development for health care product and medical technology companies, ranging from early-stage privately funded ventures to market driven public companies, over his 25 year career. While originally trained in accounting and finance, Martin also has expertise in financings, mergers and acquisitions, and the development of companies with novel technologies from lab to market. Martin was formerly the President and CEO of Freedom-2, Inc. Selected transactions include the multi-billion dollar sale of Advanced Bionics Corporation to Boston Scientific and the development and market launch of the Cytoscan instrument for observation and measurement of the human micro-circulatory system.

In April 2012, Jonathan Sackner-Bernstein, MD, FACC joined the Company as Vice President of Clinical Development and Regulatory Affairs. Jonathan brings to the Company over 20 years of experience as a clinical cardiologist and medical researcher with leadership in healthcare management. Jonathan joined the team to advance Amorcyte's PreSERVE AMI Phase 2 trial and to provide regulatory support for NeoStem's product pipeline. His experience as Associate Center Director for Technology and Innovation at the U.S. Food and Drug Administration's Center for Devices and Radiological Health and as CMO of Clinilabs, where he established a Phase 1 research unit, coupled with his experience as a cardiologist, make him a welcomed addition to the management team at NeoStem. Jonathan also served as assistant professor of medicine at the

Columbia University College of Physicians and Surgeons from 1993 to 2003. His academic accomplishments include contributions to medical therapy of heart failure and patients following heart attack as well as leadership in changing the paradigms of drug development in heart failure, giving him the academic credentials to effectively dialogue with physicians at the clinical trial sites and get cardiologists excited about our new therapy.

Just this week Jeff Liter joined PCT as Chief Operating Officer. In this role, Jeff will lead the Operations, Quality and Project Management Departments as the Company grows in scope and breadth as a worldwide, premier CDMO. Jeff will be based in PCT's Allendale headquarters, travelling frequently to PCT's Mountain View facility to provide leadership and support to this team.
Jeff is a proven Senior Executive with multi-functional expertise in operations, finance, M&A and Sales, spanning multi-national publicly traded companies to emerging medical technology companies. He has extensive International work experience in North America, Europe and Asia and brings a wealth of experience at helping companies integrate complex acquisitions across the globe, ranging from Onyx Pharmaceuticals, Beckman Coulter Genomics and, most recently, Haemonetics. Jeff's most recent assignments include working as a Managing Director of On Point Consulting -- a consulting firm specializing in post-acquisition integration -- as Director of Business Development, Strategy, & Licensing for Beckman Coulter Diagnostics, and as Vice President of Corporate Development for ADC Telecommunications.

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Optimization - We continue to make great headway in integrating IT systems within our operations to maximize efficiencies. We believe that substantial cost savings also will be achieved with the recent closing of our Cambridge facility after lease expiration and the consolidation of the Cambridge group's scientific expertise in stem cell biology, immunology, and hematology with PCT's broad expertise in commercial process and product development for cellular therapies. Merging our NeoStem Cambridge team with PCT's considerable cell therapy product development team creates synergies and efficiencies that enhance our immuno-cell therapy program. Athelos, Inc will seek to build upon data from several in-progress physician-sponsored trials using T cell technology to treat GvHD and other immune mediated diseases. NeoStem's partnership with big pharma was established in 2011 through its co-ownership of Athelos (80% NeoStem and 20% Becton Dickinson). We are actively pursuing additional strategic relationships with major pharmaceutical and biotechnology companies in 2012.

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The Future - The development of our pre-clinical VSELTM Technology program is funded substantially through U.S. Department of Defense (DoD) and National Institutes of Health (NIH) grants. In collaboration with investigators at Harvard's Schepens Eye Research Institute, the University of Michigan, and the Roger Williams Medical Center, NeoStem scientists have demonstrated that human VSELs show promising therapeutic potential in animal models of diseases that include retinal pathologies, bone defects, and traumatic and complex wound healing. We recently received a two year grant totaling $595,252 for the "Development of Human, Autologous, Pluripotent Very Small Embryonic Like

(VSELs) Stem Cells as a Countermeasure to Radiation Threat" from the National Institute of Allergy and Infectious Diseases (NIAID), a division of NIH. This peer reviewed grant was awarded to support research to be headed by Denis O. Rodgerson, Ph.D., Director of Stem Cell Science for NeoStem and Mariusz Ratajczak, M.D., Ph.D., head of the Stem Cell Biology Program at the James Graham Brown Cancer Center at the University of Louisville and co-inventor of VSELTM Technology. Additionally, The World Journal of Experimental Medicine recently published our paper on the “Potential for a pluripotent adult stem cell treatment for acute radiation sickness” (World J. Exp Med 2012; 2(3): 37-44).

Finally, we are pleased to be relocating our corporate headquarters to larger space in our current midtown Manhattan office building. Our new address is 420 Lexington Avenue, Suite 350, New York, New York 10170. We look forward to keeping you updated and encourage your questions via the contact information below. Thank you for your continued support of NeoStem and our ongoing transformation.
Sincerely,

Dr. Robin L. Smith
Chairman and CEO
rsmith@neostem.com
212.584.4174